FOR IMMEDIATE RELEASE

Alpha Announces Operational Updates

Temporarily Halted Production at the Road Fork 52 Mine and Mechanical Failure at Dominion Terminal Associates Contribute to Delayed Shipments

BRISTOL, Tenn., June 23, 2023 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today announced two separate operational challenges. While both issues have been substantially resolved, they are expected to delay certain shipments that would have otherwise occurred within the second quarter of 2023.

Due to a ventilation issue likely stemming from a previously mined and worked-out area, the Road Fork 52 mine in Wyoming County, West Virginia temporarily halted production as a safety precaution while the issue was analyzed and addressed. Ventilation adjustments were made, and acceptable air quality levels were reestablished in the mine, which is now back in operation. Currently, the mine is running at roughly one-third capacity and is expected to ramp back towards full capacity in the next several days as technical inspections are performed and system functions are verified. Operations teams coordinated with the applicable regulatory agencies, as required, and no injuries or citations were incurred. The temporary shutdown of production at Road Fork 52 lasted approximately six days, which will result in the delayed shipment of coal to customers who have received force majeure letters notifying them of these circumstances. Alpha expects to be able to make up these delayed tons in the third quarter.

An unrelated issue at the Dominion Terminal Associates (DTA) facility in Newport News, Virginia, in which Alpha has a sixty-five percent ownership interest, has also contributed to an expected delay in Alpha shipments. At DTA, one of the stacker/reclaimer machines experienced a mechanical failure that caused it to be inoperable for a period of approximately three days while it was repaired. This timeframe of inoperability hampered train unloading capability and created related vessel loading delays for roughly 250,000 short tons of Alpha shipments for export customers. These customers have received force majeure letters, and Alpha expects to be able to fulfill these shipments in early July. With the repairs complete and all systems operating as normal, the stacker/reclaimer is now back to full capacity.

“Our teams safely and quickly addressed the separate issues at our Road Fork 52 mine and at DTA, bringing each unfortunate interruption to a positive conclusion in a relatively short period of time,” said Andy Eidson, Alpha’s chief executive officer. “We have been in communication with our customers to explain these circumstances and reiterate our commitment to serving them. Now that we are working back towards full productive capacity at Road Fork 52, we expect to swiftly make up lost time with some extra shifts, and we are already rescheduling vessels at DTA in the early days of July.”

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this press release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this press release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this press release may not occur.

- ### -